Exhibit 4.6C

NEITHER THIS WARRANT NOR THE SHARES OF CAPITAL STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS.

AMENDED AND RESTATED PREFERRED STOCK PURCHASE WARRANT

Warrant No. WPE-1	Number of Shares: 71,428
Series E-1 Preferred Stock

FLUIDIGM CORPORATION

Effective as of June 14, 2010

Void after March 25, 2016

    1.        Issuance.    This Amended and Restated Preferred Stock Purchase Warrant (the “Warrant”) is issued to LIGHTHOUSE CAPITAL PARTNERS V, L.P. by FLUIDIGM CORPORATION, a Delaware corporation (hereinafter with its successors called the “Company”) and amends and restates in its entirety that certain Warrant dated as of March 25, 2009, by and between Holder and Company.

    2.        Purchase Price; Number of Shares.    The registered holder of this Warrant (the “Holder”), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share equal to the Purchase Price, 71,428 shares of the Company’s Preferred Stock.

In addition to other terms which may be defined herein, the following terms, as used in this Warrant, shall have the following meanings:

    (i)        “Next Round Financing” means a sale of shares of Next Round Stock for cash, but does not include the issuance of any other instrument or other security convertible into or exchangeable for preferred stock, or the issuance of any option, warrant or right to acquire any preferred stock or any security convertible or exchangeable for preferred stock.

    (ii)        “Next Round Stock” means the class or series of the Company’s preferred equity securities issued in connection with the Next Round Financing.

    (iii)        “Purchase Price” means the lesser of (i) the lowest price per share paid by an investor for a share of Next Round Stock, or (ii) $7.00.

    (iv)        “Preferred Stock” means the Company’s Series E-1 Preferred Stock.

Any capitalized term not defined herein shall have the meaning as set forth in the Loan Agreement.

1.

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

    3.        Payment of Purchase Price.    The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

    4.        Net Issue Election.    The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Preferred Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

X= Y(A-B)

A

where:	X =	the number of shares of Preferred Stock to be issued to the Holder pursuant to this Section 4.

	Y =	the number of shares of Preferred Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

	A =	the Fair Market Value (defined below) of one share of Preferred Stock, as determined at the time the net issue election is made pursuant to this Section 4.

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

    “Fair Market Value” of a share of Preferred Stock (or fully paid and nonassessable shares of the Company’s common stock, $0.0035 par value (the “Common Stock”) if the Preferred Stock has been automatically converted into Common Stock) as of the date that the net issue election is made (the “Determination Date”) shall mean:

    (i)      If the net issue election is made in connection with and contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a “Public Offering”), and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

    (ii)      If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

    (a)        If traded on a securities exchange or the Nasdaq National Market, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange or market over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible;

2.

    (b)        If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible; and

    (c)        If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.

    5.        Partial Exercise.    This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

    6.        Fractional Shares.    In no event shall any fractional share of Preferred Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in this Section 6, be entitled to receive a fractional share of Preferred Stock, then the Company shall issue the next higher number of full shares of Preferred Stock, issuing a full share with respect to such fractional share.

    7.        Expiration Date; Automatic Exercise.    This Warrant shall expire at the close of business on March 25, 2016, and shall be void thereafter (the “Expiration Date”). Notwithstanding the term of this Warrant fixed pursuant to this Section 7, and provided Holder has received advance written notice of at least twenty (20) days and has not earlier exercised this Warrant, and provided this Warrant has not been assumed by the successor entity (or parent thereof), upon the consummation of a Merger (as defined below), this Warrant shall automatically be exercised pursuant to Section 4 hereof, without any action by Holder. “Merger” means: (i) a sale of all or substantially all of the Company’s assets to an Unaffiliated Entity (as defined below), or (ii) the merger, consolidation or acquisition of the Company with, into or by an Unaffiliated Entity (other than a merger or consolidation for the principle purpose of changing the domicile of the Company or a bona fide round of preferred stock equity financing), that results in the Company’s shareholders immediately prior to such merger, consolidation, or acquisition holding, immediately thereafter, less than a majority of the outstanding voting securities of the successor corporation or its parent. “Unaffiliated Entity” means any entity that is owned or controlled by parties who own less than twenty percent (20%) of the combined voting power of the voting securities of the Company immediately prior to such merger or sale of assets, consolidation or acquisition. Notwithstanding the foregoing, in the event that any outstanding warrants to purchase equity securities of the Company (it being acknowledged and agreed that options to acquire common stock issued to officers, directors, employees and consultants shall not be deemed “warrants”) are assumed by the successor entity of a Merger (or parent thereof), this Warrant shall also be similarly assumed and the automatic exercise provision in this Section 7 shall have no effect. The Company agrees to give the Holder written notice promptly after it has entered into a definitive agreement relating to any proposed Merger and written notice of termination of any definitive agreement relating to any proposed Merger. Notwithstanding anything to the contrary in this Warrant, (i) the Holder may expressly make any voluntary exercise of this Warrant contingent on, and effective immediately prior to, the consummation of such Merger and (ii) any automatic exercise of this Warrant in connection with a Merger shall be conditioned on consummation of such Merger and shall be effective immediately prior thereto.

    8.        Reserved Shares; Valid Issuance.    The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Preferred Stock and Common Stock free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Preferred Stock receivable upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

    9.        Stock Splits and Dividends.    If after the date hereof the Company shall subdivide the Preferred Stock, by split-up or otherwise, or combine the Preferred Stock, or issue additional shares of Preferred Stock in payment of a stock dividend on the Preferred Stock, the number of shares of Preferred Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or

3.

proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

    10.      Adjustments for Diluting Issuances.    The antidilution rights applicable to the Series E-1 Preferred Stock of the Company are set forth in the Third Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate”), a true and complete copy of which in its current form is attached hereto as Exhibit A. Such rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of outstanding Series E-1 Preferred Stock without such Holder’s prior written consent. The Company shall provide the Holder hereof with any restatement, amendment or modification to the Certificate promptly after the same has been made.

      11.        Mergers and Reclassifications.    (a) Except as set forth in Section 7, If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Preferred Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 11, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the Preferred Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Preferred Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

      (b)        Notwithstanding any other provision of this Warrant, in the event of an automatic conversion of the Company’s outstanding Series E-1 Preferred Stock into Common Stock in accordance with the Company’s Certificate, as in effect from time to time, this Warrant shall thereafter represent the right to acquire for the aggregate Purchase Price (as then in effect) the number of shares of Common Stock into which the number of shares of Preferred Stock issuable upon exercise of this Warrant would have then been convertible.

    12.      Certificate of Adjustment.    Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer (or other appropriate officer) setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

    13.      Notices of Record Date, Etc.    In the event of:

      (a)        any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

      (b)        any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

      (c)        any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

4.

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least twenty (20) business days prior to the date specified in such notice on which any such action is to be taken.

    14.        Market Stand-off. The Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any common stock (or other securities) of the Company held by the Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the registration statement for a Public Offering filed under the 1933 Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The obligations described in this section shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each certificate with a legend with respect to the shares of common stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. The Holder agrees to execute a market stand-off agreement with the underwriters in the offering in customary form consistent with the provisions of this section.

    15.        Representations, Warranties and Covenants.    This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

        (a)        The Company has all necessary corporate power and authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy or similar laws relating to the enforcement of creditors’ rights generally.

        (b)        The shares of Preferred Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

        (c)        The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Preferred Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Certificate or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity (other than such notices or filings as may be required under applicable securities laws).

        (d)        As long as this Warrant is, or any shares of Preferred Stock issued upon exercise of this Warrant or any shares of Common Stock issued upon conversion of such shares of Preferred Stock are, issued and outstanding, the Company will provide to the Holder the financial and other information described in that certain Loan and Security Agreement No. 4561 between the Company and Lighthouse Capital Partners V, L.P. dated as of March 29, 2005, as amended.

        (e)        As of the date hereof, the authorized capital stock of the Company consists of (i) 28,847,292 shares of Common Stock, of which 3,240,108 shares are issued and outstanding and a sufficient number of which are reserved for issuance upon conversion of the Prior Preferred Stock into Common Stock in the event that this Warrant is exercised with respect to Prior Preferred Stock, (ii) 779,220 shares of Series A Preferred Stock, of which 657,132 are issued and outstanding shares, (iii) 1,845,907 shares of Series B Preferred Stock, of which 1,835,354 are issued and outstanding shares, (iv) 4,815,606 shares of Series C Preferred Stock, of which 4,619,039 are issued and outstanding shares, (v) 3,989,217 shares of Series D Preferred Stock, of which 3,771,976 are issued and outstanding shares, (vii) 106,122 shares of Series D-1 Preferred Stock, none of which are issued and outstanding

5.

shares, (vii) 7,802,775 shares of Series E Preferred Stock, of which 6,829,104 are issued and outstanding shares, and (ix) 257,108 shares of Series E-1 Preferred Stock, none of which are issued and outstanding shares. The Company has delivered a capitalization table to Holder summarizing the capitalization of the Company, a copy of which is attached hereto as Exhibit B. At the request of Holder, not more than once per calendar quarter, the Company will provide Holder with a current capitalization table indicating changes, if any, to the number of outstanding shares of common stock and preferred stock.

    16.        Registration Rights.    The Company grants, upon effectiveness of the Rights Agreement referenced herein, to the Holder all the rights of a “Holder” and a “Warrantholder” under the Company’s Ninth Amended and Restated Investors Rights Agreement dated as of November 16, 2009, as amended from time to time (the “Rights Agreement”), including, without limitation, the registration rights contained therein, and agrees to solicit approval to amend the Rights Agreement so that (i) the shares of Common Stock issuable upon conversion of the shares of Preferred Stock issuable upon exercise of this Warrant shall be “Registrable Securities,” and (ii) the Holder shall be a “Holder” and a “Warrantholder” for all purposes of such Rights Agreement.

    17.        Amendment.    The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder and the Company.

    18.        Representations and Covenants of the Holder.    This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

        (a)        Investment Purpose.    The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

        (b)        Accredited Investor.    Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, promulgated under the 1933 Act as presently in effect.

        (c)        Private Issue.    The Holder understands (i) that neither the issuance of this Warrant nor the issuance of any shares of the Company’s capital stock issuable upon exercise of the Holder’s rights contained herein has been registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuances contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations of the Holderset forth in this Section 18.

        (d)        Financial Risk.    The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

    19.        Notices, Transfers, Etc.

        (a)        Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

        (b)        Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Preferred Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof,

6.

and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

        (c)        In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant

    20.        No Impairment.    The Company will not, by amendment of its Certificate or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder. In no event shall any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other transaction be deemed an “impairment” for purposes of this Section 20 if the shares of the Company’s capital stock issuable upon exercise of this Warrant are affected thereby in the same manner as outstanding shares of such capital stock.

    21.        Governing Law.    The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its principles regarding conflicts of laws.

    22.        Successors and Assigns.    This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

    23.        Business Days.    If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

    24.        Value.     The Company and the Holder agree that the value of this Warrant on the date of grant is $100.

FLUIDIGM CORPORATION

By:	/s/ Gajus V. Worthington

Name:	Gajus V. Worthington

Title:	CEO

7.

Subscription

To:

Date:

The undersigned hereby subscribes for                      shares of Preferred Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase shares of Preferred Stock pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Assignment

For value received                                                                                                                            hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint                                                                                                       its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of:

EXHIBIT A

Third Amended and Restated Certificate of Incorporation

Superseded by Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the Securities and

Exchange Commission on December 3, 2010.

EXHIBIT B

Capitalization Table

See attached pages.

Fluidigm Corporation Fully Diluted Capitalization Table (Issued and Outstanding Shares) - Summary As of 06/17/2010
	Issued and Outstanding Shares	CSE Shares*	Total Fully Diluted Shares
COMMON STOCK (Authorized: 28,847,292)

Issued and Outstanding	3,240,108	3,240,108	3,240,108

PREFERRED STOCK (Authorized: 19,595,955)
SERIES A Preferred Stock (Authorized: 779,220)	657,132	657,132
SERIES B Preferred Stock (Authorized: 1,845,907)	1,835,354	1,835,354
SERIES C Preferred Stock (Authorized: 4,815,606)	4,619,039	4,619,039
SERIES D Preferred Stock (Authorized: 3,989,217)	3,771,976	3,771,976
SERIES E Preferred Stock (Authorized: 7,802,775)	6,829,104	6,829,104
SERIES D-1 Preferred Stock (Authorized: 106,122)	0	0
SERIES E-1 Preferred Stock (Authorized: 257,108)	0	0	17,712,605

WARRANTS
COMMON Stock	0	0
SERIES C Stock	13,859	13,859
SERIES D Stock	10,714	10,714
SERIES E Stock	380,906	380,906
SERIES D-1 Stock	106,122	106,122
SERIES E-1 Stock	257,108	257,108	768,709

2009 Stock Plan (Reserved: 3,140,465)
Shares Issuable Under Plan:
Options and SPRs Issued and Outstanding	2,228,230	2,228,230
Options and SPRs Committed for Issuance	0	0
Shares Remaining for Issuance Under Plan	912,235	912,235	3,140,465

Reserved in Plan	3,140,465	3,140,465
less: Options Exercised	0	0
less: SPRs Exercised	0	0

	3,140,465	3,140,465

1999 Plan (Reserved: 2,087,763)
Shares Issuable Under Plan:
Options Issued and Outstanding	746,715	746,715
Options Committed for Issuance	0	0
Shares Remaining for Issuance Under Plan	0	0	746,715

Reserved in Plan	2,087,763	2,087,763
less: Options Exercised	1,457,474	1,457,474
add: Repurchases	116,426	116,426

	746,715	746,715

NON PLAN SPRS
Common Stock	0	0	0

CONVERTIBLE PROMISSORY NOTES
CONVERTIBLE PROMISSORY NOTES	0	0	0

Total shares issued and outstanding, including shares committed for issuance and employee reserves, assuming conversion of all convertible securities and exercise of all outstanding options			25,608,602

CSE Shares* Common Stock Equivalent (CSE) shares reflects the Common Stock issuable for the security type (option, stock, warrant, CPN) after the appropriate conversion ratio is applied to each individual outstanding security for the applicable security type, using standard rounding.

Footnotes:

Fully-Diluted Ownership
	Number of Shares	%
Common Stock	3,240,108	12.65%
SERIES A Preferred Stock	657,132	2.57%
SERIES B Preferred Stock	1,835,354	7.17%
SERIES C Preferred Stock	4,619,039	18.04%
SERIES D Preferred Stock	3,771,976	14.73%
SERIES E Preferred Stock	6,829,104	26.67%
SERIES D-1 Preferred Stock		0.00%
SERIES E-1 Preferred Stock		0.00%
COMMON Warrants		0.00%
SERIES C Warrants	13,859	0.05%
SERIES D Warrants	10,714	0.04%
SERIES E Warrants	380,906	1.49%
SERIES D-1 Warrants	106,122	0.41%
SERIES E-1 Warrants	257,108	1.00%
Options and SPRs issued and outstanding under plan - 2009 Stock Plan	2,228,230	8.70%
Committed for Issuance - 2009 Stock Plan		0.00%
Unissued Reserve - 2009 Stock Plan	912,235	3.56%
Options and SPRs issued and outstanding under plan - 1999 Plan	746,715	2.92%
Committed for Issuance - 1999 Plan		0.00%
Unissued Reserve - 1999 Plan		0.00%
Non Plan Common SPR		0.00%
Total	25,608,602	100%